Exhibit 23.A
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2007 in Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of El Paso Natural Gas Company for the registration of $355,000,000 in principal amount of 5.95% Senior Notes due 2017.
/s/ ERNST & YOUNG LLP
Houston, Texas
October 24, 2007